UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 6, 2016
XILINX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-18548	77-0188631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Logic Drive, San Jose, California	95124
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(d)    On May 6, 2016, the Board of Directors of the Company, upon recommendation of the Board’s Nominating and Corporate Governance Committee, elected Messrs. Saar Gillai and Ronald S. Jankov and Dr. Thomas H. Lee to the Board effective immediately for a term continuing to the Company’s 2016 Annual Meeting of Stockholders. These appointments increase the size of the Board to eleven members. The Board determined that Messrs. Gillai and Jankov and Dr. Lee will be independent directors within the meaning of the Nasdaq listing standards. Messrs. Gillai and Jankov and Dr. Lee have not been appointed to any committees of the Board.
There is no arrangement or understanding between either Mr. Gillai, Mr. Jankov, or Dr. Lee and any other persons pursuant to which either Mr. Gillai, Mr. Jankov or Dr. Lee was selected as a director, and Messrs. Gillai and Jankov and Dr. Lee have no interests in transactions in which the Company is a participant that would give rise to any disclosure under Regulation S-K Item 404(a).
Messrs. Gillai and Jankov and Dr. Lee each will receive compensation for his Board service in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on May 29, 2015. The Company will enter into an indemnification agreement with Messrs. Gillai and Jankov and Dr. Lee in the form of the Company’s standard form of indemnification agreement, which requires the Company to indemnify directors to the fullest extent permitted by Delaware law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

Date: May 6, 2016	By:	/s/ Scott Hover-Smoot
Scott Hover-Smoot
Senior Vice President, General Counsel and
Chief Compliance Officer